Exhibit 3.33
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
JASPER-COSTA RICA, L.L.C.
     This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of JASPER-COSTA RICA, L.L.C. (“Agreement”) is made as of the 1st day of January, 1997, by and between the undersigned.
EXPLANATORY STATEMENT
     A. Jasper-Costa Rica, L.L.C. (the “Company”) is a Delaware limited liability company formed pursuant to the Certificate of Formation filed with the Delaware Secretary of State on January 11, 1995 and governed by the Limited Liability Company Agreement dated January 11, 1995 (the “Agreement”).
     B. The parties hereto desire to amend and restate the Agreement in its entirety in the manner hereinafter set forth to reflect (a) the sale by Bainbridge Corporation (“Bainbridge”) of its 1% membership interest in the Company to Jasper Textiles, Inc. (“Jasper”) and Bainbridge’s withdrawal from the Company, (b) that Jasper is the sole Member of the Company, and (c) that the Company is therefore considered a sole proprietorship of Jasper for tax purposes.
     NOW, THEREFORE, in consideration of the foregoing Explanatory Statement, which is incorporated herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree that the Agreement is hereby amended and restated in its entirety as follows:
     1. Continuation and Name. The limited liability company (the “Company”) known as “Jasper-Costa Rica, L.L.C.,” is hereby continued pursuant to the provisions of the Delaware Limited Liability Company Act and this Agreement.
     2. Principal Office and Mailing Address; Registered Agent. The principal office and mailing address of the Company shall be c/o RL&F Service Corp., One Rodney Square, 10th Floor, Tenth & King Streets, Wilmington, New Castle County, Delaware 19899 or such other location chosen by the sole Member. The name and address of the registered agent of the Corporation in the State of Delaware is RL&F Service Corp., One Rodney Square, 10th Floor, Tenth & King Streets, Wilmington, New Castle County, Delaware 19899.
     3. Purposes. The purposes for which the Company is formed are to hold, mortgage, sell and otherwise deal with an ownership interest in Industrias de Confection Poliandy, S.A. (“Poliandy”); to make loans to Poliandy; to make other investments in and outside the United States; and to do all things necessary, convenient or incidental to the foregoing.
     4. Term. The Company shall have a term beginning as of January 11, 1995 and shall continue in full force and effect until December 3l, 2054, unless sooner terminated pursuant to the further terms of this Agreement.

     5. Treatment as Sole Proprietorship. The Company shall be treated as a sole proprietorship of the sole Member for federal and state income tax purposes, but as a separate company for all other purposes.
     6. Member and Percentage of Interest. The name and address of the sole Member of the Company is as set forth on Schedule A attached hereto and made a part hereof. The sole Member shall have a percentage interest (“Percentage of Interest”) in the Company as set forth opposite its name on Schedule A attached hereto.
     7. Capital. The sole Member may make additional contributions and/or loans to the Company at such time or times, and upon such conditions, as the sole Member in its discretion may determine.
     8. Capital Account. An individual capital account shall be maintained for the sole Member.
     9. Profits, Losses and Distributions. For each fiscal year of the Company, income and loss of the Company shall be allocated to the sole Member. For each fiscal year of the Company, cash and other property available for distribution (prior to liquidation) shall be distributed to the sole Member. When the Company is liquidated or dissolved, the assets of the Company shall be distributed to the sole Member. Distributions from the Company to the sole Member shall be at the times and in the amounts determined by the sole Member.
     10. Management. The management of the Company shall be vested in the sole Member. Any contract, bill of sale, lease, mortgage, note, deed of trust, bond, financing statement, option, or other document related to the Company may be signed by the sole Member.
     11. Transfers by Member. The sole Member may transfer, sell, assign, alienate, encumber, mortgage, pledge or otherwise dispose of all or any portion of its interest in the Company.
     12. Dissolution. Subject to any restrictions in agreements to which the Company is a party, the Company may be dissolved and terminated upon the election by the sole Member. Upon the dissolution of the Company, the affairs of the Company shall be promptly liquidated by discharging all debts and liabilities of the Company, establishing reserves, and by distributing all remaining assets to the sole Member.
     13. Indemnification. The sole Member shall he indemnified by the Company to the fullest extent provided by law.
     14. Amendment. This Agreement may be amended by the sole Member.
     15. Benefit. This Agreement shall inure to the benefit of the sole Member only, and no third parties (including creditors of the Company) are entitled to enforce the provisions hereof.

     IN WITNESS WHEREOF, the parties have executed and delivered this Amended and Restated Limited Liability Company Agreement of Jasper-Costa Rica, L.L.C. as of the of the day and year first above written.

WITNESS:	MEMBER:

JASPER TEXTILES, INC.

/s/ Witness	By:	/s/ Gene L. Rapelye Gene L. Rapelye, President	(SEAL)

WITHDRAWING MEMBER:

BAINBRIDGE CORPORATION

/s/ Laura B. Covey	By:	/s/ William T. Hunter, Jr. William T. Hunter, Jr., President	(SEAL)

SCHEDULE A
Initial Members of Jasper-Costa Rica, L.L.C.

	Capital	Percentage of
	Contribution	Outstanding Units
Jasper Textiles, Inc.	$570,240	99%
P. O. Box 1330 Leland, NC 28451

Bainbridge Corporation	$5,760	1%
P. O. Box 1647 Easton, MD 21601
Transfer of ownership in Jasper-Costa Rica, L.L.C. — ownership as of 01/01/1997:

	Capital	Percentage of
	Contribution	Outstanding Units
Jasper Textiles, Inc.	$576,000	100%
P. O. Box 1330 Leland, NC 28451
Transfer of ownership in Jasper-Costa Rica, L.L.C. — ownership as of 12/17/1999:

		Percentage of
	Units*	Outstanding Units
Industria Textilera del Este S.A.,	1	100%
a Costa Rican corporation P. O. Box 5069-1000 San Jose, Costa Rica

*	Pursuant to Purchase Agreement dated 12/17/1999, the ownership became one membership interest in the Jasper-Costa Rica, L.L.C.